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                                                                   EXHIBIT 10.39

                             PARADIGM GENETICS, INC.
                               108 Alexander Drive
                                 P. O. Box 14528
                             Research Triangle Park
                            North Carolina 27709-4528

                                                                    May 16, 2002

John A. Ryals, Ph.D.
3030 Brittany Place
Cary, North Carolina  27511

Dear John:

       The purpose of this letter agreement (the "Agreement") is to confirm the terms of your separation of employment with Paradigm Genetics, Inc. ("Paradigm" or the Company). As more fully set forth below, Paradigm desires to provide you with severance pay and benefits in exchange for certain agreements by you. For purposes of this Letter Agreement ("Agreement"), the terms "Paradigm" and the "Company" are intended to and shall include Paradigm and any affiliates, divisions and subsidiaries, and its and their respective officers, directors, employees, agents and assigns.

       1. Separation of Employment; Resignation as Director. You acknowledge that your employment with Paradigm was terminated effective February 26, 2002 (the "Separation Date"). You hereby resign as a Director of Paradigm and each of its subsidiaries, effective immediately.

       2. Severance Pay and Benefits. In exchange for the mutual covenants set forth in this letter agreement, Paradigm agrees to provide you with the following severance pay and benefits (collectively the "Severance Pay"):

              (i) continuation of your base salary (equivalent to a monthly wage of twenty-seven thousand five hundred dollars ($27,500.00)), less state and federal income and welfare taxes and other mandatory deductions under applicable laws, for nine (9) consecutive months, the first payment to be made on or before May 16, 2002, and thereafter on the 16th day of each month through January 16, 2003,

              (ii) The Severance Pay referenced in item (i) above shall continue until January 16, 2003 (the "Severance Period"). In the event that you do not become employed by a third party or otherwise covered under alternative medical insurance plans during the Severance Period, you will have the right to continue your medical insurance pursuant to the

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                     provisions of the Consolidated Omnibus Budget
                     Reconciliation Act of 1985 (COBRA); provided, however, the benefit period under the COBRA shall be deemed to have commenced on the Separation Date; and

              (iii) You shall also be entitled to exercise the following stock option grants to the extent described below:

                     (A) The right to exercise in full an option to acquire 77,917 vested shares of Paradigm common stock at an exercise price of $.60 per share in accordance with the terms and conditions of such Stock Option Agreement with a date of grant of December 14, 1999;

                     (B) The right to exercise an option to acquire 29,644 vested shares of an option to acquire up to 52,700 shares of Paradigm common stock at an exercise price of $3.94 per share in accordance with the terms and conditions of such Stock Option Agreement with a date of grant of March 16, 2001;

                     (C) The right to exercise an option to acquire 59,517 vested shares of an option to acquire up to 105,808 shares of Paradigm common stock at an exercise price of $3.94 per share in accordance with the terms and conditions of such Stock Option Agreement with a date of grant of March 16, 2001; and

                     (D) The right to exercise an option to acquire 24,858 vested shares of an option to acquire up to 44,192 shares of Paradigm common stock at an exercise price of $3.94 per share in accordance with the terms and conditions of such Stock Option Agreement with a date of grant of March 16, 2001.

       All unvested shares shall terminate immediately. All vested shares referenced in paragraph (A) must be exercised on or before May 27, 2002. All vested shares referenced in paragraphs (B) - (D) must be exercised on or before May 31, 2003 and will be treated as non-qualified stock options. Except as set forth herein, all other terms and conditions set forth in the option grant letters referenced above shall govern each respective option.

       Paradigm agrees to pay to your counsel, Smith Moore LLP on or before May 16, 2002 the sum of Thirty-Eight Thousand Dollars ($38,000.00) for your legal fees associated with the negotiation of this Agreement.

       You acknowledge and agree that, except for any rights and benefits under the Stock Option Agreements referenced above, the Severance Pay and Benefits provided herein are not otherwise due or owing to you under any Paradigm employment agreement (oral or written) or Company policy or practice, nor is this Severance Pay and Benefits intended to, and shall not,

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constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the specific financial consideration set forth in this Agreement, you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Paradigm.

       3. Confidentiality/Non-Solicitation/Non-Disparagement; Limitation On Resale of Paradigm Stock. You expressly acknowledge and agree to the following:

       (i) that you have or will return to Paradigm all Paradigm documents (and any copies thereof) and property including, without limitation, financial documents, business plans, educational documents, provided, however, that you will be entitled to retain the board of directors materials delivered to you recently by the Company;

       (ii) that the Founder Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit "A" between you and Paradigm has and remains in full force and effect;

       (iii) that for twenty-four (24) months immediately following the date of this Agreement, you shall not recruit or encourage employees of Paradigm to leave Paradigm to be hired by any company or business with which you are affiliated or allow any such company or business, to the extent it is in your control, to engage in any activity which, were it done by you, would violate any provision of this Section 3(ii) or (iii); provided, however, that the Company acknowledges and agrees that a company or business with which you are affiliated may employ or engage Paradigm employees that have left Paradigm, so long as the company or business did not recruit or encourage the Paradigm employee to leave (it being understood that discussions, whether occurring before or after the date of this Agreement, resulting from general employment advertisements or initiated by Paradigm employees, do not constitute recruitment or encouragement to leave).

       (vi) that you will not make any statements that are professionally or personally disparaging about Paradigm (including but not limited to its current and past officers, directors, employees and legal counsel) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Paradigm, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of Paradigm (including but not limited to its officers, directors, employees and legal counsel). Nothing in this provision shall prevent the parties from (i) complying with compulsory legal process or otherwise making disclosures in connection with litigation or administrative proceedings, (ii) making such disclosures as are necessary to obtain legal advice, (iii) making disclosures as are required by federal, state or local regulatory authorities, and (iv) making disclosures which by law are required or cannot be prohibited.

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       (vii)  that you and any individual, trust or other entity holding shares gifted by you after February 26, 2002 will not sell during any calendar week an amount of shares of Paradigm Common Stock in an aggregate amount greater than 25% of the average weekly trading volume of Paradigm Common Stock as reported by NASDAQ National Market during the immediately preceding calendar week and that you agree that any share certificates evidencing your ownership of Paradigm Common Stock, at Paradigm's request, shall be endorsed with a restrictive legend evidencing the limitations contained in this Agreement (and any brokerage firm holding unlegended certificates shall agree to acknowledge this restriction), such legend to read as follows: "The shares evidenced by this certificate are subject to the terms and conditions of an agreement between Dr. John Ryals and the Company dated as of May 14, 2002, limiting the sale volume of common stock represented by this certificate." A copy of the operative provisions of Section 3(vii) of such agreement is available upon written request to the Company. In addition, the Company agrees to assume all costs charged by the transfer agent to place such a legend on any stock certificates and to remove such a legend from any stock certificate, as well as the costs of Company counsel to provide written opinions or advice to the transfer agent or to any brokerage firm regarding this Agreement; and

       (viii) that a breach of this Section 3 shall constitute a material breach of this Agreement. You also acknowledge that the provisions of this Section 3 are reasonable and necessary to protect Paradigm's business interest, and further acknowledge and agree that your breach or threatened breach of the covenants set forth in this
              Section 3 would constitute a material breach of the Agreement, that Paradigm would suffer substantial irreparable harm and that Paradigm would not have an adequate remedy at law for such breach or threatened breach. Therefore, in recognition of these acknowledgments, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as Paradigm may have at law, Paradigm, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect Paradigm's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

       4. Release of Claims. You and Paradigm each hereby agree and acknowledge that by signing this Agreement and accepting the good and valuable consideration provided for in this Agreement, each party is waiving its right to assert any form of legal claim against the other party whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date of this Agreement. The waiver and release herein of each party is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the other party seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation,

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back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the other party, for any alleged action, inaction or circumstance existing or arising through the date of this Agreement. Notwithstanding the foregoing, the release by Paradigm shall not include (i) a release for indemnification in the event of any claims against the Company related to your actions while serving as a director or an officer or employee of the Company by any third party (which shall exclude Paradigm, as defined in this Agreement), and (ii) any claim under the Founder's Confidentiality and Inventions Agreement attached as Exhibit "A".

       Without limiting the generality of the foregoing, you specifically waive and release Paradigm (as defined above) from any claim arising from or related to your employment relationship with Paradigm up through the date of this Agreement including, without limitation; (i) claims under any North Carolina (or any other state) or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement); (ii) claims under any other North Carolina (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement) relating to wages, hours or any other terms and conditions of employment; (iii) claims under any North Carolina (or any other state) or federal common law theory; (iv) any other claim arising under other state or federal law.

       We acknowledge and agree that, but for providing this waiver and release, neither party would be receiving the benefits being provided under the terms of this Agreement.

       Notwithstanding the foregoing, this Section shall not release Paradigm from (i) non-termination related workers' compensation claims and claims arising under disability insurance policies; (ii) claims to vested account balances in any 401(k) benefit plans; or (iii) any obligation expressly set forth in, or rights to enforce, this Agreement. Further, nothing in this release shall operate as a release or waiver by you of any rights to defense and/or indemnification under any (i) indemnification agreement to which the Company (including any subsidiary or parent) is a party; (ii) applicable law; (iii) certificates of incorporation and/or bylaws of Paradigm (including any subsidiary or parent); or (iv) Paradigm's Directors' and Officers' Liability Policy, which Paradigm represents and agrees will continue to cover you for claims related to your service as a director and officer of Paradigm, subject to the terms of such policy.

       You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the Age Discrimination in Employment Act and the Older Workers Benefits Protection Act ("OWBPA"), which prohibit discrimination on the basis of age, and that the releases set forth in this section are intended to release any right that you may have to file a claim against Paradigm alleging discrimination on the basis of age.

       Consistent with the provisions of the OWBPA, Paradigm is providing you with twenty-one (21) days (until June 5, 2002) in which to consider and accept the terms of this Agreement by signing below and returning it to Mr. James Bucci, Paradigm Genetics, Inc., either by facsimile

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transmission or by delivery to 108 Alexander Drive, P.O. Box 14528, Research
Triangle Park, North Carolina 27709-4528. Of course, you may choose to sign and return this Agreement sooner than June 5, 2002 if you wish. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to James Bucci. To be effective, such rescission must be hand delivered within the seven (7) day period to Mr. James Bucci, Paradigm Genetics, Inc., 108 Alexander Drive, P.O. Box 14528, Research Triangle Park, North Carolina 27709-4528.

       It is Paradigm's desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with your legal counsel, Smith Moore LLP, for the purpose of reviewing the terms of this Agreement.

       Before any announcement is made, the parties must agree on a statement to be delivered to Paradigm employees announcing your resignation as a Director. It is agreed and understood by the parties that the terms of this Agreement and the events leading up to the settlement described herin are sensitive in nature and that, other than disclosures regarding the terms of this Agreement that the Company believes are necessary for federal securities law purposes or in response to direct inquiries from an investor, neither will discuss or divulge any information relating to any aspect of this settlement to any person (including, any Company employee, consultant or representative (other than its Directors and the Company's Chief Executive Officer)), firm, or corporation.


       5. Entire Agreement/Choice of Law/Enforceability. This Agreement shall be deemed to have been made in the State of North Carolina, shall take effect as an instrument under seal within North Carolina, and shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to conflict of law principles. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. No variations or modification hereof shall be deemed valid unless reduced to writing and signed by you and by an executive officer of Paradigm.

       By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement and to review this Agreement with your legal counsel and other advisors, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Paradigm nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

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       If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement.

                                             Very truly yours,

                                             PARADIGM GENETICS, INC.


                                         By: /s/ John Hamer
                                             ----------------------------------
                                             John Hamer, Ph.D., Acting President
Confirmed and Agreed:


      /s/ John A. Ryals
-------------------------------
John A. Ryals, Ph.D.

Dated: May 16, 2002